 News

FOR IMMEDIATE RELEASE
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports October Retail Sales
Confirms Earnings Guidance for 3rd Quarter and Full Year

            ST. LOUIS, MISSOURI, November 6, 2003 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced that October sales at Famous Footwear, the company's chain of 908 brand-name footwear stores, were $70,200,000 for the four-week period ended November 1, 2003 compared to $72,200,000 for the same period last year (ended November 2, 2002). Same-store sales declined 4.9 percent.

            Third quarter sales for Famous Footwear were $301,600,000, a 2.4 percent increase compared to $294,500,000 for the same 13-week period last year, with same-store sales up 0.7 percent. Year-to-date sales for Famous Footwear were $831,600,000 compared to $832,900,000; a 2.5 percent decrease on a same-store basis.

            Sales at Brown Shoe's domestic Naturalizer retail division, the 210-store chain selling the Naturalizer brand of women's footwear, were $11,100,000 in October, compared to $11,700,000 last October. Same-store sales were up 1.8 percent.

            Naturalizer's third quarter sales for the 13 weeks ended November 1, 2003 were $33,000,000 compared to $34,600,000 for the same period last year. Same-store sales for the quarter increased 1.9 percent. For the first 39 weeks of fiscal 2003, Naturalizer stores' sales were $92,000,000 versus $103,500,000 for the same period last year on an average store base of 45 fewer stores; same-store sales increased 1.3 percent.

            "Warm weather in October negatively affected sales of seasonal footwear at Famous Footwear, causing same-store declines," said Brown Shoe Chairman and CEO Ron Fromm. "While purchase conversion ratios continue to run ahead of last year, lackluster sales in boots and cold-weather casuals affected our average ticket price. On a positive note, athletics outperformed the chain, and our women's dress category continued its very strong performance.

            "Naturalizer continued to benefit from increased sales of detailed dress and tailored footwear," Fromm noted.

            The Company remains comfortable with its previously announced third quarter and full year earnings guidance. Brown Shoe's earnings guidance for the third quarter is $1.00 to $1.10 per share; earnings guidance for the full year is $2.75 per share.

.

MONTH, QUARTER AND YEAR-TO-DATE SALES (millions)

	FY 2003 (11/01/03)	FY 2002 (11/02/02)	% Change	Same-Store % Change	Stores Open 11/1/03 vs. 11/02/02
Oct. -Famous Footwear	$ 70.2	$ 72.2	(2.8)	(4.9)	908	922
3rd Qtr-Famous Footwear	301.6	294.5	2.4	0.7
Y-T-D -Famous Footwear	831.6	832.9	(0.2)	(2.5)

Oct. -Naturalizer	11.1	11.7	(5.1)	1.8	210	232
3rd Qtr-Naturalizer	33.0	34.6	(4.6)	1.9
Y-T-D -Naturalizer	92.0	103.5	(11.1)	1.3

Store Openings for the Month:

            Famous Footwear opened new stores in the following markets: Moorpark, CA; Ventura, CA; Parker, CO; Clearwater, FL; Algonquin, IL; Kansas City, MO; Carson City, NV; Niskayuna, NY; Strongsville, OH; Quakertown, PA; Washington, PA; Tucson, AZ; Denton, TX; Lakewood, WA

Third Quarter Earnings Release:

            Brown Shoe is scheduled to release its third quarter earnings at approximately 7:30 a.m. EST on Wednesday, November 19th. A conference call to discuss third quarter results will be held at 9:00 a.m. EST that same morning. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.companyboardroom.com.. At the website, type BWS into the ticker box to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially. These include general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; intense competition within the footwear industry; the uncertainties of currently pending litigation and other matters, as described in the Company's reports; and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors.

Brown Shoe is a $1.84 billion footwear company with worldwide operations. The company operates the 900-store Famous Footwear chain, which sells brand name shoes for less. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's and Carlos by Carlos Santana for adults, and Barbie, Spider-Man and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the company's web site at www.brownshoe.com.